Filed Pursuant to Rule 433

March 2, 2006

Related to the Prospectus dated January 5, 2005

and the Prospectus Supplement dated June 9 2005

Registration Statement No. 333-107132

Free Writing Prospectus

SLM Corporation

Medium Term Notes, Series A

Due 9 Months or Longer From the Date of Issue

Term Sheet – 6.15% Callable Notes

Issuer:	SLM Corporation

Ratings:	A2 (Stable)/A (Stable)

Security:	6.15% Callable Notes

Status:	Senior Unsecured

Trade Date:	02-Mar-2006

Settlement Date:	10-Mar-2006

Maturity Date:	10-Mar-2021

Issue Size:	$25 Million

Call Provision:	Notes are callable at SLM Corp’s option, in whole or in part, upon at least 20 New York
Business Days’ notice, on each March 10th and September 10th.

Initial Call Date:	10-Mar-2009

Issue Price to Public:	100%

Agent Commission:	0.60%

Net Proceeds to Issuer:	99.40%

Redemption Price:	100%

Coupon Rate:	6.15%

Interest Payment Dates:	Semi-annual on the 10th of each March and September

First Payment:	10-Sep-2006

Business Day Convention:	Following (New York), Unadjusted

Daycount:	30/360

Denominations:	$1,000 and integral multiples thereof

Lead Manager:	Morgan Keegan

Calculation Agent:	SLM Corp

CUSIP:	78442FDV7

Obligations of SLM Corporation and its subsidiaries are not guaranteed by the full faith and credit of the United States of America.  Neither SLM Corporation nor any of its subsidiaries is a government-sponsored enterprise or an instrumentality of the United States of America.

SLM Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the issuer, toll free at
1-800-321-7179.